Staffing 360 Solutions Announces Preliminary Unaudited Financial Results for 2017 Fourth Quarter and Full Year

Estimated Q4 2017 Gross Profit Rose 50%, on 29% Revenue Increase

Forecasted Q4 2017 Highlights:

•	Q4 2017 revenue growth of 29% to $59.5 million
•	Q4 2017 gross profit improved by 50% to $11.9 million
•	Q4 2017 gross margin strengthened to 20% as compared to 17.2%
•	Q4 2017 net loss of $9.1 million, included $7.9 million of charges; excluding these charges, net loss for Q4 2017 is expected to be approximately $1.2 million
•	Q4 2017 adjusted EBITDA growth of over 130% to $2.8 million

Forecasted FY 2017 Highlights:

•	FY 2017 revenue growth of 6% to $192.7 million
•	FY 2017 gross profit improved by 16% to $36.7 million
•	FY 2017 gross margin strengthened to 19.1% as compared to 17.4%
•	FY 2017 net loss of approximately $18.4 million, included $14.98 million of charges; excluding these charges, net loss for FY 2017 would have been approximately $3.5 million
•	FY 2017 adjusted EBITDA growth of 46% to $7.4 million
•	FY 2017 pro forma adjusted EBITDA of $10.9 million

New York, NY – March 19, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the U.S. and the U.K., today announced preliminary, unaudited financial results for the fourth quarter (Q4 2017) and year (FY 2017) ended December 30, 2017.  Financial results for both reporting periods include the full impact of the two acquisitions, CBS Butler Holdings Limited in the U.K. and firstPRO Georgia in the U.S., completed in September 2017.

Subject to the completion of the audit of STAF 360’s full financial statements for FY 2017, and filing of its Form 10-K with the Securities and Exchange Commission (“SEC”), the results for Q4 2017 and FY 2017, are expected to be as follows1:

[1]

Actual results may differ materially from the estimates described above due to developments or other information that may arise between now and the time the financial results for the fiscal year end 2017 are finalized. These preliminary results should not be viewed as a substitute for our fiscal year audited consolidated financial statements prepared in accordance with GAAP.

•

Q4 2017 revenue is expected to be $59.5 million (including $17.7 million from acquisitions), an increase of approximately 29% from the $46.1 million reported in the same period of 2016.  For FY 2017, revenue is expected to increase by $11.2 million, or 6%, to $192.7 million from $181.5 million reported in 2016.  The increase was mainly due to $24 million of revenue generated from the acquisitions of CBS Butler Holdings Limited and firstPRO Georgia, offset by $1.5 million attributable to unfavorable foreign currency translation and the $4.5 million impact of low margin business that we exited during the year, as previously discussed.

•

Q4 2017 gross profit is expected to be $11.9 million, a 50% increase from gross profit of $7.9 million reported in the same period of 2016.  For FY 2017, gross profit is expected to increase by $5.2 million, or 16%, to $36.7 million from gross profit of $31.6 million reported in 2016.

•

Q4 2017 gross margin improved to 20% from 17.2% for the same period of 2016.  For FY 2017, gross margin increased to 19.1%, from 17.4% in 2016.  The gross margin improvement, for both reporting periods, was due to our strategy to exit low margin business, the acquisition of two higher margin businesses, the strengthening of our permanent placement business, and the continued improvements made in our Monroe Staffing Services operation over workers compensation insurance costs.

•

Q4 2017 net loss is expected to be $9.1 million, after $7.9 million of non-cash costs, $0.9 million of acquisition-related and non-recurring charges and $0.8 million associated with the Company’s reorganization, as compared to a net loss of $1.6 million in the same period of 2016. For FY 2017, net loss is expected to be $18.4 million, after $18.6 million of non-cash costs, $2.1 million of acquisition-related and non-recurring charges and $0.8 million associated with the Company’s reorganization, as compared to a net loss of $7.8 million reported in the prior year. The company took a one-off, non-cash, impairment of goodwill charge of $4.8 million related to its PeopleSERVE operation, and $6.1 million of non-cash debt extinguishment costs mostly related to the September 2017 refinancing, both of which are included in the $18.6 million number above.

•

Q4 2017 adjusted EBITDA is expected to be $2.8 million, an increase of over 130% as compared to $1.2 million in the same period of 2016. FY 2017 adjusted EBITDA is expected to be $7.4 million, an increase of 46% from $5.1 million in 2016.

•	Pro Forma FY 2017 adjusted EBITDA is expected to be $10.9 million; this includes adjusted EBITDA of the two acquisitions for the pre-acquisition period.

Brendan Flood, Chairman and Chief Executive Officer stated, “Fiscal 2017 was a transformative year for us.  We completed two acquisitions which, on a pro forma annual basis, added approximately $85 million to the top line, and more than doubled adjusted EBITDA of our overall business to $11 million.  Additionally, we reorganized our business into three distinct segments (Commercial Staffing – U.S., Professional Staffing – U.S. and Professional Staffing – U.K.), a strategic move which allows us to further leverage our international presence, drive growth, increase operating efficiencies, and generate sustainable profitability.  We look forward to reporting our progress in the coming months.”

David Faiman, Chief Financial Officer, stated, “During 2017, we completed a number of capital and M&A transactions.  Although these activities resulted in a significant amount of one-time non-cash accounting charges, they expanded our international presence and placed STAF 360’s business on a stronger financial footing, as we cleaned up our balance sheet and significantly improved our capital structure.”

The Company expects to file its audited results for FY 2017 on Form 10-K before the SEC filing deadline of March 30, 2018 and will host an earnings conference call around the same time to discuss the results.

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s audited financial results deviating from its expected financial results,  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contacts:

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com /+1 (646) 507-5711

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

(All Amounts in Thousands)

	October 1, 2017 to December 30, 2017	October 2, 2016 to December 31, 2016	January 1, 2017 to December 30, 2017	January 2, 2016 to December 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$ 59,476	$ 46,064	$ 192,650	$ 181,487

Gross Profit	$ 11,914	$ 7,941	$ 36,741	$ 31,562
Gross Margin	20.0%	17.2%	19.1%	17.4%

Loss from Operations	$ (4,575)	$ (506)	$ (5,163)	$ (3,046)

Net Loss	$ (9,091)	$ (1,590)	$ (18,445)	$ (7,810)

Adjustments:
Interest Expense	$ 1,902	$ 547	$ 3,745	$ 2,554
Provision for Income Taxes	724	(218)	937	42
Depreciation and Amortization	1,430	1,383	6,311	5,302
EBITDA	(5,035)	122	(7,452)	88

Acquisition, Capital Raising and Other Non-Recurring Expenses	945	718	2,139	4,290
Other Non-Cash Charges	(354)	221	1,331	1,011
Debt Extinguishment Costs	2,024	-	6,132	-
Restructuring Charges	773	3	780	19
Impairment of Goodwill	4,790	-	4,790	-
Other (Income) Expense	(300)	131	(276)	(332)
Adjusted EBITDA	$ 2,843	$ 1,195	$ 7,444	$ 5,076

TTM Adjusted EBITDA	$ 7,444	$ 5,076	$ 7,444	$ 5,076

Pre-Acquisition Adjusted EBITDA			3,457

Pro Forma TTM Adjusted EBITDA			$ 10,901